Investor Contact:	Dow Jones & Company
Mark Donohue	200 Liberty Street
Director, Investor Relations	New York, NY 10281
(609) 520-5660

Media Contact:
Howard Hoffman
Corporate Communications
(609) 520-4765

DOW JONES REPORTS INCREASED MAY 2006 ADVERTISING

REVENUE AT THE WALL STREET JOURNAL

Reaffirms Second Quarter Earnings Guidance

NEW YORK (June 16, 2006)—Dow Jones & Company (NYSE: DJ) today reported May advertising revenue and volume for its leading print publications.

Advertising revenue at The Wall Street Journal, including Weekend Edition, increased 10.1% in May on a 12.6% increase in advertising volume.  Advertising yield increased modestly in display categories but was more than offset by a higher mix of lower rate classified advertising volume.  Linage increases in technology, classified and financial advertising were partially offset by a slight decline in general advertising.  In the technology advertising category at the Journal, May linage increased 29.0%; increases in hardware, technology professional services, software, office products and communications advertising were partially offset by a decline in personal computer advertising.  The Journal’s classified advertising category linage increased 27.5% due to increases in real estate and other classified advertising.   Linage in the Journal’s financial advertising category increased 15.7% due to increases in retail, insurance and tombstone advertising, partially offset by a decline in wholesale advertising.  The Journal’s general advertising linage declined 1.7% as weak corporate, auto and travel advertising were partially offset by a gain in luxury goods, media and other consumer advertising.

At Barron’s, total advertising revenue decreased 16.8% in May on a 22.5% decline in advertising pages due to declines in financial, technology and general advertising.

International advertising revenue declined 12.3% in May when an advertising linage decline at The Wall Street Journal Asia was partially offset by a modest gain at The Wall Street Journal Europe.

At Ottaway Newspapers, advertising revenue in May decreased 2.0%, as a 6.8% decline in advertising volume more than offset increased ad rates and an increase in Internet advertising revenue. Advertising volume declines in auto, help wanted and other classified, display, national and non-daily advertising were partially offset by increases in legal and real estate classified advertising.

Commenting on May results, Rich Zannino, chief executive officer of Dow Jones, said, “We’re pleased to report double digit gains in advertising revenue and linage in May at the U.S. Wall Street Journal.  This represents the ninth consecutive month of advertising revenue and linage gains at the Journal as we continue to take market share in both B2B and consumer advertising categories in a tough print advertising environment.”

Mr. Zannino concluded: “Through the end of May, second quarter to date advertising revenue at the Journal was up a solid 9.2%.  Because of  our positive outlook for June together with stronger than expected revenue and profit growth in our Enterprise Media Group and favorable expense performance, we expect to meet our second-quarter outlook for earnings per share before special items* in the low- to mid-thirty cents per share range compared to 34 cents per share in the second quarter of 2005.”

Dow Jones & Company (NYSE: DJ; dowjones.com) publishes The Wall Street Journal and its international and online editions, Barron's and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes, MarketWatch and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva and with Hearst of SmartMoney.  Dow Jones also provides news content to CNBC and radio stations in the U.S.

* The Company anticipates having a special item in the second quarter consisting entirely of a charge related to outsourcing a number of administrative functions.  While this restructuring charge and the resulting savings have not been fully quantified at this time, the company estimates a one-time charge of $6 to $8 million before taxes yielding annual savings of $5 to $7 million before taxes beginning in 2007.

Information Relating To Forward-Looking Statements; Non-GAAP Reconciliation:

This press release contains forward-looking statements, such as those including the words "believe," "expect," "intend," "estimate," "anticipate," "will," “plan,” "outlook," "guidance," "forecast" and similar expressions, that involve risks and uncertainties that could cause actual results to differ materially from those anticipated including: the cyclical nature of the Company's business and the strong, negative impact of economic downturns on advertising revenues, particularly in the Company's core B2B advertising market; the risk that inconsistent trends across major advertising categories, such as technology and finance, will continue and that B2B advertising levels, particularly in technology and finance, may or may not return to historical levels; the Company's ability to expand and diversify the Journal Franchise's market segment focus beyond finance and technology; the Company's ability to limit and manage expense growth, especially in light of its prior cost cutting, its growth initiatives and its new organizational structure; intense competition for ad revenues and readers the Company's products and services face; the impact on the future circulation of the Journal and community newspapers that may be caused by the declining frequency of regular newspaper buying by some consumers and by changes made from time to time by agencies such as the Audit Bureau of Circulations and various syndicated research organizations in the way they measure circulation and readership numbers;; with respect to the new Weekend Edition, the risks that it may not generate anticipated advertising revenues, resulting in greater losses than expected in its first two years of operation, and that it may draw advertising away from the Journal’s other consumer advertising sections; the impact on online advertising revenues of fluctuations or decreases in Web site traffic levels; with respect to Newswires and other subscription-based products and services, the negative impact of business consolidations and layoffs in the financial services industry on sales; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com). The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. This press release includes certain non-GAAP financial measures as defined under SEC rules.  Please see the footnote to the final quote in the press release for more information.

Dow Jones & Company 2006 Advertising Linage Percentage Increases (Decreases) from 2005

	May	Quarter to Date	Year to Date
	Actual	Actual	Actual

THE WALL STREET JOURNAL: (1)
Total advertising revenue	10.1%	9.2%	14.2%
Total advertising volume	12.6%	8.2%	12.0%
General	(1.7%)	6.2%	8.7%
Technology	29.0%	(7.2%)	(2.5%)
Financial	15.7%	16.4%	14.0%
Classified & Other	27.5%	14.1%	24.0%

International advertising revenue (2)	(12.3%)	(12.2%)	(7.6%)

Barron's advertising revenue	(16.8%)	(5.8%)	7.6%
Barron's advertising volume	(22.5%)	9.3%	(1.2%)

Ottaway Newspapers advertising revenues	(2.0%)	1.6%	2.1%
Ottaway Newspapers advertising volume	(6.8%)	(6.1%)	(5.6%)
(excludes preprints)
Daily	(7.6%)	(5.8%)	(4.9%)
Non-Daily	(3.0%)	(7.7%)	(8.7%)

(1) General, technology and financial advertising for 2005 was reclassified to conform to the current year presentation.
(2) Includes the international editions of the Journal and the Far Eastern Economic Review.

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